GulfMark Offshore Announces Election of
Brian Ford to Board of Directors

March 18, 2009 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today that Brian R. Ford has been elected to serve on the Company’s Board of Directors. Mr. Ford will also serve on the Company’s Audit Committee.

Mr. Ford currently serves on the Board of Directors of Drexel University and is a graduate of Rutgers University.  He retired as a partner of Ernst & Young LLP, where he was employed for 37 years, and where he was serving global clients. Mr. Ford is co-author of the Ernst & Young Business Plan Guide.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of 96 offshore support vessels serving every major offshore energy market throughout the world.

Contact:
James (Jay) Harkness, Vice President of Investor Relations and Treasurer
E-mail: Jay.Harkness@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC. Consequently, forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.